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                                                                      Exhibit 12


                          TEXTRON FINANCIAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  THREE MONTHS ENDED
                                                                    MARCH 31, 2005
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Income before income taxes ....................................     $         33
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FIXED CHARGES:

Interest on debt ..............................................               45
Estimated interest portion of rents ...........................                1
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Total fixed charges ...........................................               46
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Adjusted income ...............................................               79

Ratio of earnings to fixed charges (1) ........................            1.71x
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(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.